Exhibit 10.3

***	TEXT OMITTED AND FILED SEPARATELY, CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2

LIMITED LIABILITY COMPANY AGREEMENT

OF

LIFESTONE MATERIALS, LLC

March 18, 2008

ARTICLE IX	– BANK ACCOUNTS; BOOKS AND RECORDS; STATEMENTS; TAXES, FISCAL YEAR	21
9.01	Bank Accounts	21
9.02	Books and Records	21
9.03	Financial Statements and Information	21
9.04	Accounting Decisions	22
9.05	Where Maintained	22
9.06	Fiscal Year	22

ARTICLE X	– TRANSFERS AND CONVERSION OF COMPANY INTERESTS AND THE ADDITION, SUBSTITUTION AND WITHDRAWAL OF MEMBERS	22
10.01	Transfer of Company Interests	22
10.02	Restrictions on Transfers	23
10.03	Rights of First Refusal	24
10.04	Bankruptcy, Dissolution or Liquidation of a Member	25
10.05	Call Right	26
10.06	No Right to Withdraw	28

ARTICLE XI	– DISSOLUTION AND LIQUIDATION	28
11.01	Events Causing Dissolution	28
11.02	Cancellation of Certificate	30
11.03	Distributions Upon Dissolution	30
11.04	Reasonable Time for Winding Up	30

ARTICLE XII	– STANDSTILL AGREEMENT	30
12.01	Standstill	30
12.02	Restricted Period	31

ARTICLE XIII	– REPRESENTATIONS AND WARRANTIES	32
13.01	Representations and Warranties of FMSS	32
13.02	Representations and Warranties of PBSS	33

ARTICLE XIV	– MISCELLANEOUS PROVISIONS	35
14.01	Compliance with Delaware LLC Act	35
14.02	Additional Actions and Documents	35
14.03	Notices	35
14.04	Severability	36
14.05	Survival	37
14.06	Waivers	37
14.07	Exercise of Rights	37
14.08	Binding Effect	37
14.09	Limitation on Benefits of this Agreement	37
14.10	Amendment Procedure	37
14.11	Entire Agreement	38
14.12	Pronouns	38
14.13	Headings	38
14.14	Governing Law; Jurisdiction	38

-ii-

14.15	Execution in Counterparts	38
14.16	Announcements	38
14.17	Arbitration	39
14.18	Weaving For FMS	39

-iii-

LIMITED LIABILITY COMPANY AGREEMENT

OF

LIFESTONE MATERIALS, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (“Agreement”) is entered into as of March 18, 2008, (the “Effective Date”) by and among PBSS, LLC, a Delaware limited liability company (“PBSS”) and FMS Technologies LLC, a South Carolina limited liability company (“FMSS”). PBSS and FMSS and any other persons or entities who shall in the future execute and deliver this Agreement pursuant to the provisions hereof shall hereinafter collectively be referred to as the “Members.”

PBSS and FMSS agree to form a joint venture to engage in the business of designing, developing, manufacturing, and selling woven fabric (excluding unidirectional fabric) for use in soft body armor and subject to the unanimous written consent of the Members also in other applications (the “Business”). PBSS and FMSS further agree that the joint venture take the form of a limited liability company organized pursuant to the provisions of the Delaware Limited Liability Company Act (the “Delaware LLC Act”) under the name “LifeStone Materials, LLC” or any other name mutually agreed by all of the Members (the “Company”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Members hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Unless the context otherwise specifies or requires, capitalized terms used herein shall have the respective meanings assigned thereto in Addendum A, attached hereto and incorporated herein by reference, for all purposes of this Agreement (such definitions to be equally applicable to both the singular and the plural forms of the terms defined). Unless otherwise specified, all references herein to Articles or Sections are to Articles or Sections of this Agreement.

ARTICLE II

RECITALS; FORMATION; NAME; PLACE OF BUSINESS

2.01 Recitals

The above recitals and statements are hereby made a part of this Agreement.

2.02 Formation of Company; Certificate of Formation

The Members of the Company hereby:

(a) authorize the formation of the Company by the Members as a limited liability company under and pursuant to the Delaware LLC Act, and further authorize the filing of the Certificate with the Recording Office as required under the Delaware LLC Act;

(b) confirm and agree to their status as Members of the Company;

(c) execute this Agreement for the purpose of confirming the existence of the Company as a joint venture and establishing the rights, duties and relationship of the Members; and

(d) (i) agree that if the laws of any jurisdiction in which the Company transacts business so require, the Board of Managers also shall file, with the appropriate office in that jurisdiction, any documents necessary for the Company to qualify to transact business under such laws; and (ii) agree to execute, acknowledge, and cause to be filed, in the place or places and manner prescribed by law, any amendments to the Certificate as may be required, either by the Delaware LLC Act, by the laws of any jurisdiction in which the Company transacts business or by this Agreement, to reflect changes in the information contained therein or otherwise to comply with the requirements of law for the continuation, preservation, and operation of the Company as a limited liability company under the Delaware LLC Act.

2.03 Name of Company

The name under which the Company shall conduct its business is “LIFESTONE MATERIALS, LLC.” The business of the Company may be conducted under any other name permitted by the Delaware LLC Act that is selected by the Board of Managers, in its sole and absolute discretion. The Board of Managers promptly shall execute, file, and record any assumed or fictitious name certificates required by the laws of the State of Delaware or any state in which the Company conducts business.

2.04 Place of Business

The location of the principal place of business of the Company shall be in Anderson, South Carolina. The Board of Managers may change the principal place of business of the Company to such other place or places within the United States of America as the Board of Managers may from time to time determine, in its sole and absolute discretion, provided that the Board of Managers shall give written notice of the change to the Members within thirty (30) days after the effective date of the change and, if necessary, the Board of Managers shall amend the Certificate in accordance with the applicable requirements of the Delaware LLC Act. The Board of Managers may, in its sole and absolute discretion, establish and maintain such other offices and additional places of business of the Company, either within or without the State of Delaware, as it deems appropriate.

2.05 Registered Office and Registered Agent

The street address of the initial registered office of the Company shall be 160 Greentree Drive, Suite 101, Dover, Delaware 19904, and the Company’s registered agent at such address shall be National Registered Agents, Inc.

ARTICLE III

PURPOSES AND POWERS OF COMPANY

3.01 Purposes

The purposes of the Company shall be:

(a) to engage in the business of designing, developing, manufacturing and selling woven fabric (excluding unidirectional fabric) for use in soft body armor and subject to the unanimous written consent of the Members also in other applications;

(b) to acquire, hold, own, operate, manage, finance, encumber, sell, or otherwise dispose of and otherwise use the Company Assets; and

(c) to enter into any lawful transaction and engage in any lawful activities in furtherance of the foregoing purposes and as may be necessary, incidental or convenient to carry out the business of the Company as contemplated by this Agreement.

3.02 Powers

The Company shall have the power to do any and all acts and things necessary, appropriate, advisable, or convenient for the furtherance and accomplishment of the purposes of the Company, including, without limitation, to engage in any kind of activity and to enter into and perform obligations of any kind necessary to or in connection with, or incidental to, the accomplishment of the purposes of the Company, so long as said activities and obligations may be lawfully engaged in or performed by a limited liability company under the Delaware LLC Act.

ARTICLE IV

TERM OF COMPANY

The Company is a separate legal entity whose existence commenced upon the filing of the Certificate and will continue until dissolution and termination of the Company and cancellation of the Certificate at the time and in the manner prescribed by Section 18-801 of the Act or as prescribed in Article XI hereof.

ARTICLE V

CAPITAL

5.01 Initial Capital Contributions of the Members

(a) FMSS Initial Capital Contribution. Concurrently with the execution of this Agreement, FMSS shall contribute an amount in Cash equal to Two-Hundred-Fifty Thousand Dollars ($250,000) to the Company by immediately available wire transfer payable to the order of the Company or its designated agent to be used for the commencement of operations of the Company (the “FMSS Initial Cash Contribution”); and

(b) PBSS Initial Capital Contribution. Concurrently with the execution of this Agreement, PBSS shall contribute an amount in Cash equal to Two-Hundred-Fifty Thousand Dollars ($250,000) to the Company by immediately available wire transfer payable to the order of the Company or its designated agent to be used for the commencement of operations of the Company (the “PBSS Initial Cash Contribution”); and

The FMSS Initial Cash Contribution and the PBSS Initial Cash Contribution are sometimes collectively referred to herein as the “Initial Contributions” and individually as an “Initial Contribution.” The Members shall not be required to make any Capital Contributions to the Company other than as set forth in this Section 5.01, in Section 5.02 or 5.03.

5.02 Capital Commitments

(a) General. Each Member agrees to make a Capital Contribution to the Company at any time or from time to time up to the amount of its Remaining Capital Commitment. Such Capital Contributions shall be made in the amounts and in the manner set forth below:

(i) (A) at any time prior to the one (1) year anniversary of the Effective Date, upon the determination by the Production Manager that such contribution is required by the Company in accordance with an Approved Budget, or (B) at any time, upon the agreement of at least one of the Managers appointed by each Member, the Controller shall cause a notice (“Funding Notice”) to be delivered to the Members that Capital Contributions are to be made to the Company (a “Drawdown”) at least seven (7) days prior to the date of such Drawdown, which Funding Notice shall be in accordance with Section 5.02(b);

(ii) each Member’s required Capital Contribution to the Company shall be an amount equal to the lesser of (A) such Member’s Remaining Capital Commitment and (B) such Member’s pro rata share (based on the percentage such Member’s respective Remaining Capital Commitments constitutes at such time out of the then total aggregate Remaining Capital Commitments of all the Members to the Company) of aggregate capital commitments called for by the Funding Notice. The Remaining Capital Commitment of each Member shall be reduced by the amount of Capital Contributions contributed by such Member; and

(iii) each Member shall contribute its required Capital Contribution to the Company, in cash or by wire transfer of immediately available funds, in each case in U.S. Dollars and in the case of wire transfer, to the bank account of the Company as shall be designated in the Funding Notice for such Drawdown.

(b) Funding Notice. All Funding Notices shall contain statements, which specify or describe:

(i) the U.S. Dollar amount of such Member’s proportionate share of such Drawdown, which shall be calculated in the manner described in Section 5.02(a);

(ii) the date of such Drawdown; and

(iii) the bank account of the Company to which such Drawdown is to be paid.

5.03 Additional Capital Contributions of the Members

Upon the written agreement of all of the Members, the Members shall make an additional Capital Contribution (an “Additional Capital Contributions”). Any Additional Capital Contributions to the Company shall be made by the Members by immediately available wire transfer payable to the order of the Company or its designated agent.

5.04 Defaulting Member

(a) Event of Default. The failure by a Member to make, within five (5) Business Days after the date it is due, any portion of a Capital Contribution required to be contributed by such Member pursuant to Section 5.02 or 5.03 hereof (the “Default Amount”), shall be an “Event of Default.” Upon the occurrence of an Event of Default, such Member shall be deemed a “Defaulting Member” and the provisions of this Section 5.04 shall apply to such Member.

(b) Additional Contributions by Non-Defaulting Member. In the event that there is a Defaulting Member, any Member that has made all required Capital Contributions pursuant to Section 5.02 and 5.03 (a “Non-Defaulting Member”) may, but shall not be required to, at its sole and absolute discretion, make a loan to the Company in exchange for a promissory note (“Additional Contribution Promissory Note”) issued by the Company to such Non-Defaulting Member as provided below in Section 5.04(c).

(c) Additional Contribution Promissory Note. Each Additional Contribution Promissory Note shall be dated as of the date the Non-Defaulting Member delivers the subject funds to the Company and shall be in an initial principal amount equal to such amount of funds delivered to the Company. The Additional Contribution Promissory Note shall be unsecured and shall be subordinate to all creditors of the Company, provided, that such Additional Contribution Promissory Note shall be repaid to such Non-Defaulting Member by the Company prior to repayment of any other loans or advances made by the Defaulting Member to the Company. The Additional Contribution Promissory Note shall bear interest computed daily at Prime plus twenty-five one-hundredths percent (0.25%) per annum and shall be repayable by the Company as provided in Section 6.03 below. Each Additional Contribution Promissory Note shall mature and become due and payable on the date that the Company is dissolved pursuant to Article XI and shall be re-paid in accordance with such Article, provided that any and all amounts due thereunder shall be paid prior to re-payment of any other loans or advances made by the Defaulting Member to the Company.

5.05 Capital Accounts

(a) A separate capital account (a “Capital Account”) shall be established and maintained for each Member. The Capital Account of each Member shall be (i) credited with the Member’s Capital Contributions, the amount of any Company liabilities assumed by the Member (or which are secured by Company property distributed to the Member), the Member’s distributive share of Net Income and any item in the nature of income or gain specially allocated to such Member pursuant to the provisions of Section VI (other than Section 6.04(b)(iii)); and (ii) debited with the amount of money and the fair market value of any Company property distributed to the Member, the amount of any liabilities of the Member assumed by the Company (or which are secured by property contributed by the Member to the Company), the Member’s distributive share of Net Loss and any item in the nature of expenses or losses specially allocated to the Member pursuant to the provisions of Section VI (other than Section 6.04(b)(iii)).

(b) If a Member’s interest in the Company is transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred interest. If the book value of Company property is adjusted pursuant to Section 6.04(b)(iii), the Capital Account of each Member shall be adjusted to reflect the aggregate adjustment in the same manner as if the Company had recognized gain or loss equal to the amount of such aggregate adjustment. It is intended that the Capital Accounts of all Members shall be maintained in compliance with the provisions of Regulation Section 1.704-1(b), and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation.

5.06 No Interest on Capital Contributions or Capital Accounts

No Member shall be entitled to receive any interest on its Capital Contributions or its outstanding Capital Account balance.

5.07 Advances to Company

(a) Initial Loans.

(i) FMSS Initial Loan. Concurrently with the execution of this Agreement, FMSS shall loan an amount in Cash equal to Two Million Five-Hundred Thousand Dollars ($2,500,000) to the Company by immediately available wire transfer payable to the order of the Company or its designated agent to be used for the operations of the Company (the “FMSS Initial Loan”).

(ii) PBSS Initial Loan. Concurrently with the execution of this Agreement, PBSS shall loan an amount in Cash equal to Two Million Five-Hundred Thousand Dollars ($2,500,000) to the Company by immediately available wire transfer payable to the order of the Company or its designated agent to be used for the operations of the Company (the “PBSS Initial Loan”).

The FMSS Initial Loan and the PBSS Initial Loan are sometimes collectively referred to herein as the “Initial Loans” and individually as an “Initial Loans.” Any Initial Loans made pursuant to this Section 5.07(a) shall bear interest computed daily at Prime plus twenty-five one-hundredths percent (0.25%) per annum and shall be repayable by the Company as provided in Section 6.03 below.

(b) Loans and Advances. Except as provided for in Section 5.04 and Section 5.07(a), (c) and (d) hereof, no Member shall advance funds or make loans to the Company in excess of the amounts required hereunder to be contributed by it to the capital of the Company without the express written consent of all the Members. Any such approved advances or loans by a Member shall not result in any increase in the amount of such Member’s Capital Account or entitle it to any increase in its Percentage Interest. The amounts of such advances or loans shall be a debt of the Company to such Member and shall be payable or collectible only out of the Company Assets in accordance with terms and conditions agreed upon by all Members.

(c) Capital Investment Loans. Notwithstanding the restriction on making loans and advances to the Company provided in Section 5.07(a), each Member may provide funds to the Company in accordance with Section 2.2(b) of the Supply Agreement to fund Capital Investment Loans (as defined in Section 2.2(b) of the Supply Agreement).

(d) Cancellation of Member Loans. In the event that a Member sells its entire Company Interests and Percentage Interest to the other Member, any and all outstanding Member Loans shall be cancelled and be deemed to have been repaid in full, except that if the percentage of the Member Loans of any Member constitute out of the then aggregate outstanding Member Loans amount of all Members is greater than such Member’s Percentage Interest, then a loan amount out of such Member’s Member Loans equal to: the difference between such Member’s total Member Loans and the other Member’s total Member Loans (the “Member’s Excess Loan Amount”) shall not be cancelled and shall be repaid by the Company to such Member upon the transfer of the Company Interest and Percentage Interest to the other Member.

5.08 Liability of Members and the Board of Managers

Except as otherwise provided in the Delaware LLC Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Members or the Managers shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or a Manager. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the Delaware LLC Act or this Agreement shall not be grounds for imposing personal liability on the Members or the Managers for liabilities of the Company.

5.09 Return of Capital

Except upon the dissolution of the Company or as may be specifically provided in this Agreement, no Member shall have the right to demand or to receive the return of all or any part of its Capital Account or its Capital Contributions to the Company.

ARTICLE VI

ALLOCATION OF PROFITS AND LOSSES;

DISTRIBUTIONS; TAXES

6.01 Allocation of Net Income or Net Loss

Except as otherwise provided in Section 6.04, the Net Income or Net Loss, other items of income, gains, losses, deductions and credits, and the taxable income, gains, losses, deductions and credits of the Company, if any, for each Fiscal Year (or portion thereof) shall be allocated to the Members in proportion to their Percentage Interests.

6.02 Allocation of Income and Loss With Respect to Company Interests Transferred

If any Company Interest is transferred during any Fiscal Year, the Net Income or Net Loss (and other items referred to in Section 6.01) attributable to such Company Interest for such Fiscal Year shall be allocated between the transferor and the transferee by closing the books of the Company as of the date of the transfer.

6.03 Distributions

Distributions to the Members of cash held in the Company’s Bank Accounts (“Available Cash”) shall be made not less frequently than thirty (30) days after the end of each Fiscal Quarter as follows:

(a) First, out of the Company’s Available Cash, if any, to each Member, based on such Member’s pro rata share of the aggregate outstanding Capital Investment Loans, until all amounts owed to the Members in repayment of such Capital Investment Loans have been paid;

(b) Second, forty percent (40%) out of the remaining amount of the Company’s Available Cash, if any pro rata to the Members in proportion to their Percentage Interests;

(c) Third, out of the remaining amount of the Company’s Available Cash, if any, to each Member, based on such Member’s pro rata share of the aggregate outstanding Member Loans, until all amounts owed to the Members in repayment of such Member Loans has been paid;

(d) Fourth, out of the remaining amount of the Company’s Available Cash, if any, to such Members which Capital Account Percentage is higher than their Percentage Interest in the amounts necessary to cause their Capital Account Percentages to be reduced down to their Percentage Interests; and

(e) Fifth, the remaining amount of the Company’s Available Cash, if any, to the Members in proportion to their Percentage Interests (collectively, “Distributions”);

provided, that Distributions of any amount out of the Available Cash in accordance with this Section 6.03 shall only be made to extent that a majority of the members of the Board of Managers determine that such amount is not required for the operation of the Company for the twelve (12) months following such Distribution and for any other contingent liability that may become payable following such twelve (12) month period, and such determination shall be based upon the approval by a majority of the members of the Board of Managers of the reasonable projections of the need for Available Cash to operate the Company during such period. Except to the extent specifically provided otherwise herein, Distributions to Members other than as provided in this Section 6.03, shall require the prior written approval of a majority of the Board of Managers in accordance with Section 7.01(e)(xxii).

6.04 Taxes

(a) Reports. As soon as practicable after the end of each Fiscal Year, the Company shall prepare and mail to each Member a report containing all information necessary for the Member to include its share of taxable income or loss (or items thereof) in its income tax return.

(b) Regulatory Allocations.

(i) Qualified Income Offset. No Member shall be allocated Net Loss or deductions if the allocation causes a Member to have an Adjusted Capital Account Deficit. If a Member receives (1) an allocation of Net Loss or deduction (or item thereof) or (2) any distribution, which causes the Member to have an Adjusted Capital Account Deficit at the end of any taxable year, then all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income, including gross income and gain) for that taxable year shall be allocated to that Member, before any other allocation is made of Company items for that taxable year, in the amount and in proportions required to eliminate the deficit as quickly as possible. This Section 6.04(b)(i) is intended to comply with, and shall be interpreted consistently with, the “qualified income offset” provisions of the Regulations promulgated under Code Section 704(b).

(ii) Minimum Gain Chargeback. Except as set forth in Regulation Section 1.704-2(f)(2), (3) and (4), if, during any taxable year, there is a net decrease in Minimum Gain, each Member, prior to any other allocation pursuant to this Article VI, shall be specially allocated items of gross income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to that Member’s share of the net decrease of Minimum Gain, computed in accordance with Regulation Section 1.704-2(g). Allocations of gross income and gain pursuant to this Section 6.04(b)(ii) shall be made first from gain recognized from the disposition of Company assets subject to Nonrecourse Liabilities (within the meaning of the Regulations promulgated under Code Section 752), to the extent of the Minimum Gain attributable to those assets, and thereafter, from a pro rata portion of the Company’s other items of income and gain for the taxable year. It is the intent of the parties hereto that any allocation pursuant to this Section 6.04(b)(ii) shall constitute a “minimum gain chargeback” under Regulation Section 1.704-2(f).

(iii) Contributed Property and Book-Ups. In accordance with Code Section 704(c) and the Regulations thereunder, as well as Regulation Section 1.704-1(b)(2)(iv)(d)(3), income, gain, loss, and deduction with respect to any property contributed (or deemed contributed) to the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of the property to the Company for federal income tax purposes and its fair market value at the date of contribution (or deemed contribution). If the adjusted book value of any Company asset is adjusted as provided herein, subsequent allocations of income, gain, loss, and deduction with respect to the asset shall take account of any variation between the adjusted basis of the asset for federal income tax purposes and its adjusted book value in the manner required under Code Section 704(c) and the Regulations thereunder.

(iv) Code Section 754 Adjustment. To the extent an adjustment to the tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of the adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases basis), and the gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that Section of the Regulations.

(v) Nonrecourse Deductions. Nonrecourse Deductions for a taxable year or other period shall be specially allocated among the Members in proportion to their Percentage Interests.

(vi) Member Loan Nonrecourse Deductions. Any Member Loan Nonrecourse Deduction for any taxable year or other period shall be specially allocated to the Member who bears the risk of loss with respect to the loan to which the Member Loan Nonrecourse Deduction is attributable in accordance with Regulation Section 1.704-2(b).

(c) Tax Matters Partner. The “Tax Matters Partner” of the Company shall be PBSS, unless otherwise designated by the Members. The Tax Matters Partner shall not extend the statute of limitations on behalf of the Company, submit any written material to any taxing authority, settle or offer to settle any controversy, select the Company’s choice of litigation forum in a tax controversy, or take any other action in its capacity as Tax Matters Partner without the consent of the Board of Managers. The Tax Matters Partner shall keep the Board of Managers fully advised of the progress of any audit and shall supply the Board of Managers with copies of any written communications received from the Internal Revenue Service or other taxing authority relating to any audit within ten (10) days of receipt thereof, and shall at least ten (10) business days prior to submitting any materials to the Internal Revenue Service, or other taxing authority, provide such materials to the Board of Managers. The Tax Matters Partner shall be reimbursed by the Company for any reasonable expenses incurred in its capacity as Tax Matters Partner.

(d) Modifications. If the Board of Managers determines that any of the provisions of this Section 6.04 do not comply with the rules of Treas. Reg. § l.704-1(b)(3) for allocating income, gain, loss, and deductions of the Company in accordance with the Members’ interests in the Company, the Board of Managers may make any modifications required to cause such provisions to comply with such rules.

(e) Withholding. All amounts required to be withheld pursuant to Section 1446 of the Code or any other provision of United States federal, state, or local tax law shall be treated as amounts actually distributed to the affected Members pursuant to this Article VI for all purposes under this Agreement or, upon approval by a majority of the Managers, to the extent such withholding has not reduced the amounts actually distributed to an affected Member, as a demand loan to such Member, which demand loan shall bear interest at a rate of 10% per annum for all purposes of this Agreement.

ARTICLE VII

MANAGEMENT

7.01 Management of the Company by the Board of Managers

(a) Management by the Board of Managers. The Members hereby unanimously agree that the responsibility for management of the business and affairs of the Company shall be delegated to a board of managers pursuant to Section 18-402 of the Delaware LLC Act (the “Board of Managers”), subject to the limitations set forth in this Section 7.01.

(b) Composition of Board Managers: Appointment and Removal

(i) The Board of Managers shall at all times be composed of four (4) Managers (each, a “Manager”), who initially shall be Larry Ellis, John Siemer, Daniel Blum and Avi Blum.

(ii) Each Member shall appoint two individuals to serve as its initial representatives on the Board of Managers. Any Manager may be removed with or without cause by the Member who appointed such Manager. Upon the resignation, retirement, death or removal of any Manager, the Member who appointed such Manager shall designate the replacement Manager.

(c) Meetings and Actions

(i) The Board of Managers shall meet (w) at least once a month in the first three month period after the Effective Date and thereafter at least once every three months, at the principal offices of the Company or at such other place as may be agreed upon from time to time by the Board of Managers (unless such meeting shall be waived by all of the Managers); (x) at such other times as may be determined by the unanimous agreement of the Board of Managers; (y) upon the request of at least two Managers upon ten (10) days’ notice to all Managers; or (z) in accordance with Section 8.01. Meetings may be held by telephone if at least two Managers so request upon five (5) days’ written notice to all Managers, with a copy to each Member.

(ii) No action may be taken at a meeting of the Board of Managers unless a quorum consisting of at least one Manager appointed by each Member is present.

(iii) Each Manager shall be entitled to cast one vote with respect to any decision made by the Board of Managers, except with respect to a determination to seek indemnification pursuant to Section 7.05 hereof, in which event a Manager seeking indemnification hereunder shall have no vote with respect to his indemnification. Any action to be taken by the Board of Managers shall require at least three affirmative votes, except that (a) any determination to grant indemnification to a Manager pursuant to Section 7.05 hereof shall only require two (2) affirmative votes, and (b) any action to be taken by the Board of Managers in connection with any dispute between the Company and one of the Members or any of its Affiliates (the “Member Dispute”) shall only require the affirmative vote of one of the Managers appointed by the other Member; provided that, prior to calling a meeting of the Managers to consider such Member Dispute, the parties shall attempt in good faith to resolve the Member Dispute promptly by negotiation between the chief executive officers of each Member, but if such Member Dispute has not been resolved by negotiation between the chief executive officers of each Member within forty-five (45) days of delivery of notice from the Member proposing the action to the other Member or if the Member’s chief executive officers fail to meet within twenty (20) days of delivery of such notice, then a meeting of the Board of Managers to take such action against a Member may be called, but shall not happen without 10 days prior written notice to each of the Managers (the “Meeting Notice”). Approval or action by the Board of Managers shall constitute approval or action by the Company and shall be binding on the Members. A Manager may grant a proxy entitling the other Manager appointed by the same Member to exercise his voting rights. Such proxy shall be in writing and shall specify a termination date. The Managers appointed by the other Member shall be entitled to inspect the proxy on demand. In the event that the pursuit of an action to resolve a Member Dispute is approved only by Managers appointed by the Member proposing to pursue such action (the “Acting Member”), the Acting Member shall be responsible for paying the Company’s expenses and fees to pursue a resolution of such Member Dispute, provided that if the Company is successful in obtaining a final judgment or order resolving such Member Dispute in favor of the Company, the non-Acting Member shall reimburse such Acting Member for all direct expenses and fees incurred by such Acting Member in connection with the pursuit of such action.

(iv) Any action to be taken by the Board of Managers may be taken without a meeting if consents in writing setting forth the action so taken are signed by at least three Managers.

(v) Unless otherwise agreed upon by three or more of the Managers, at each meeting of the Board of Managers, the Production Manager and Controller shall report to the Board of Managers regarding the activities, strategies and plans of the Company and any other items about which a Manager requests information or a report.

(d) Subcommittees. The Board of Managers may designate a subcommittee consisting of at least one Manager appointed by each Member. Any subcommittee, to the extent provided by the Board of Managers, shall have and may exercise all the power and authority of the Board of Managers. Any action to be taken by a subcommittee shall require the affirmative votes of at least one Manager appointed by each Member

(e) Power and Authority of the Board of Managers. The Board of Managers (acting on behalf of the Company), by its own action, or by a subcommittee of the Board of Managers, but not by delegation to officers or other employees of the Company, shall have the right, power and authority to take the following actions, and no such action will be taken without the prior approval of the Board of Managers (unless such action has been approved by unanimous consent of the Members):

(i) Selection, appointment, entering into any agreement with, and dismissal of the Production Manager and Controller, without derogating from and as provided in Section 7.02;

(ii) The design, development, manufacture or sale by the Company of any non-woven or unidirectional fabric;

(iii) The sale, of any woven fabric products for ballistic uses, which are substantially similar to or competing with the products sold by the Company to Point Blank, (A) to any person or entity other than Point Blank, or (B) to FMS for any use other than in hard armor applications anywhere or, in soft armor application outside the United States, provided that if Point Blank’s purchases of such products from the Company were in the then preceding [***], the Company shall take the necessary actions to use its manufacturing capacity to produce and sell any and all of its products to third parties and the aforesaid shall not apply; It is hereby agreed by the Parties that upon FMSS request, the Company shall use its manufacturing capacity in excess of the capacity required for the supply of Point Blank’s Products (as defined in the Supply Agreement) requirements (based on the forecasts submitted by Point Blank to the Company pursuant to the Supply Agreement) to supply FMSS’ and its Affiliates requirements of the Products and similar products for use in hard armor applications in or out of the United States and, outside the United States, also in soft armor applications, under supply terms equivalent to the supply terms to Point Blank.

(iv) making overall policy decisions with respect to the business and affairs of the Company, including, but not limited to, engaging in any business other than the Business;

(v) annual review and approval of an annual budget and operating guidelines (the “Annual Budget,” and together with the Initial Budget, the “Approved Budget”); The Parties agree that each proposed Annual Budget shall be presented by the Board of Managers to the Members for their review and comment not less than thirty (30) days prior to the last day of each Fiscal Year.

(vi) approving any contract, agreement, commitment or expenditure not provided for in the approved annual budget with a value in excess of [***];

(vii) approval of any capital expenditure in excess of [***], whether or not such item(s) appear in the Approved Budget;

(viii) approval of borrowing money, guaranteeing obligations, issuing securities, or subjecting Company assets to liens or encumbrances, whether or not such item(s) appear in the Approved Budget;

(ix) approving all agreements and transactions that are proposed to be entered into between the Company and any Member or Affiliate of a Member (other than the Asset Purchase Agreement of even date herewith among the Company and PAMAS U.S. Inc., a South Carolina corporation, the Supply Agreement, the Non-Compete/ Non-Solicitation Agreement by and among PBSS, FMSS and the Company of even date herewith (the “Non-Compete/ Non-Solicitation”), the Indemnification Agreement by and among the Company, FMS and FMS Enterprises USA, Inc. of even date herewith, which are hereby approved by the Members and the Indemnification Agreement by and among the PBSS, Point Blank, FMS and FMS Enterprises USA, Inc. of even date herewith, which are hereby approved by the Members);

(x) entering into an agreement having a term in excess of one (1) year or involving the receipt or expenditure of in excess of [***] (except for the purchase of raw materials used in the production of the Products (as defined in the Supply Agreement), in which case the approval shall be required when entering into an agreement involving any expenditure in excess of [***]), whether or not such item(s) appear in the Approved Budget;

(xi) making a decision to change the capital structure of the Company or authorizing a Capital Contribution other than as provided for herein;

(xii) approval of Additional Capital Contributions;

(xiii) approving the transfer or sale of any assets of the Company, or any interest therein, other than in the ordinary course of business, the Fair Market Value of which may reasonably be expected to exceed [***];

(xiv) admitting a new Member to the Company (except in case of purchase of Company Interest in compliance with the provisions of Article 10 or Sections 8.01(b) or 11.01(b));

(xv) the creation of an affiliate or subsidiary to conduct or expand a portion of the Business;

(xvi) except as otherwise specifically provided for herein, taking any action not in the ordinary course of business;

(xvii) making significant public announcements or communicating with the media as provided in Section 14.16, except as permitted by Section 14.16;

(xviii) approving any tax elections of the Company;

(xix) approving signatory rights in the Company and approving the choice of bank depositories, and approving arrangements relating to signatories on bank accounts;

(xx) approving the choice of the Company’s attorneys, independent accounts, and any other consultants, including but not limited to market consultants, leasing agents, management agents, and advertising and public relations agents, where it is contemplated that such consultants will provide services with a value in excess of [***], or for a period longer than six (6) months;

(xxi) approving any change of the Company’s fiscal year;

(xxii) approving all distributions to the Members (except if made pursuant to Section 6.03);

(xxiii) approving any amendment to an Annual Budget that on its own, or in combination with all previous amendments to such Annual Budget, exceeds ten percent (10%) of the total approved expenses in such Annual Budget;

(xxiv) approving the conveyance, sale, transfer, assignment, pledge, encumbrance, or disposal of, or the granting of a security interest in, any assets of the Company;

(xxv) incurring indebtedness or loaning any sum or extending credit to any Person in an amount in excess of [***], or for a period in excess of six (6) months, that is not included in the Approved Budget;

(xxvi) guaranteeing any indebtedness of any other Person in any amount in excess of [***] or for a period in excess of six (6) months, or guaranteeing any contractual obligations of any other Person with a value in excess of [***] or for a period in excess of six (6) months, that is not included in the Approved Budget;

(xxvii) entering into any real estate lease with a value in excess of [***] or a term greater than six (6) months, or the acquisition by the Company of any real estate that is not in the Approved Budget;

(xxviii) employing, appointing and removing of any Company employee who will be involved in the day to day management of the business of the Company, and who will receive compensation in excess of [***] per year, that is not in the Approved Budget;

(xxix) changing any accounting principles used by the Company, except to the extent required by generally accepted accounting principles;

(xxx) conducting litigation to which the Company is a party;

(xxxi) approving the acquisition of any business or a business division from any Person, whether by asset purchase, stock purchase, merger or other business combination;

(xxxii) approving the merger of the Company or the sale of all or substantially all of the assets of the Company; and

(xxxiii) the transfer or out-licensing of Company’s Intellectual Property (other than in accordance with the Supply Agreement).

(f) Third Party Reliance. Third parties dealing with the Company shall be entitled to rely conclusively upon the power and authority of the Board of Managers and the officers of the Company as set forth herein.

(g) Fiduciary Relationship. No Manager shall be liable to the Company or its Members for monetary damages for breach of fiduciary duty as a Manager or otherwise liable, responsible or accountable to the Company or its Members for monetary damages or otherwise for any acts performed, or for any failure to act; provided, however, that this provision shall not eliminate or limit the liability of a Manager (i) for any breach of the Manager’s duty of loyalty to the Company or its Members, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the Manager received any improper personal benefit.

(h) Reimbursement. All expenses incurred with respect to the organization, operation, and management of the Company shall be borne by the Company. The Managers shall be entitled to reimbursement from the Company for direct expenses allocable to the organization, operation, and management of the Company. None of the Managers, in their capacity as such, shall be entitled to any fees for services rendered for or on behalf of the Company.

(i) No Individual Authority. Except as otherwise expressly provided in this Agreement, no Member, acting alone, shall have any obligation to act for, or undertake or assume any obligation or responsibility on behalf of, the other Member or the Company.

7.02 Officers

(a) Production Manager. The Board of Managers shall appoint a production manager (the “Production Manager”), who shall initially be Craig Trask. Subject to the supervision and authority of the Board of Managers, the Production Manager (i) shall have responsibility and authority for management of the day-to-day operations of the Company, (ii) may execute agreements and contracts on behalf of the Company, and (iii) may delegate matters to other Company officers and employees. Upon the decision of the Board of Managers, the Production Manager shall be removed from office and terminated from employment with the Company. The Production Manager may be a dual employee of the Company and one of the Members or a Member’s Affiliate.

(b) Controller. The Board of Managers shall appoint a controller of the Company (the “Controller”), who shall initially be Julian Crawford. Subject to the supervision and authority of the Board of Managers, the Controller shall have primary responsibility for the Company’s financial accounting systems and reporting, the preparation and filing of all tax returns for the Company and overall management of the Company’s accounting and financial reporting system and shall perform such other duties and have such other responsibilities as may from time to time be assigned by the Board of Managers. Upon the decision of the Board of Managers, the Controller shall be removed from office and terminated from employment with the Company. The Controller may be a dual employee of the Company and one of the Members or a Member’s Affiliate.

(c) Other Officers. The Board of Managers may appoint other officers of the Company (including, but not limited to, one or more vice presidents, a treasurer, and a secretary) upon terms and conditions the Board of Managers deems necessary and appropriate. Any such officer shall hold his or her respective office unless and until such officer is removed by the Board of Managers or upon the request of any Member.

7.03 Other Activities of Members or Affiliates; Restrictions on Competition

Except as set forth in the Non-Compete/ Non-Solicitation Agreement, any Member or any Affiliate thereof may have other business interests or may engage in other business ventures of any nature or description whatsoever, whether currently existing or hereafter created. No Member or Affiliate thereof shall incur any liability to the Company as a result of its pursuit of such other permitted business interests, ventures and activity, and neither the Company nor the other Members shall have any right to participate in such other business ventures or to receive or share in any income or profits derived therefrom.

7.04 Indemnification of the Members, Managers, Officers and any Affiliate

(a) Right of Indemnification. In accordance with Section 18-108 of the Delaware LLC Act, the Company shall indemnify and hold harmless any Member, Manager, officer, and Affiliate thereof (individually, in each case, an “Indemnitee”) to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities joint or several), expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee may be involved or threatened to be involved, as a party or otherwise, arising out of or incidental to the business or activities of or relating to the Company, regardless of whether the Indemnitee continues to be a Member, a Manager, an officer or any Affiliate thereof at the time any such liability or expense is paid or incurred; provided, however, that this provision shall not eliminate or limit the liability of an Indemnitee (i) for any breach of the Indemnitee’s duty of loyalty to the Company or its Members, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the Indemnitee received any improper personal benefit; provided, further, that the provisions of this Section 7.04(a) shall not apply to disputes among Members and Managers.

(b) Advances of Expenses. Expenses incurred by an Indemnitee in defending any claim, demand, action, suit, or proceeding subject to this Section 7.04 shall, from time to time, upon request by the Indemnitee, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined in a judicial proceeding or a binding arbitration that such Indemnitee is not entitled to be indemnified as authorized in this Section 7.04.

(c) Other Rights. The indemnification provided by this Section 7.04 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, vote of the Board of Managers as a matter of law or equity, or otherwise, both as to an action in the Indemnitee’s capacity as a Member, a Manager, an officer or any Affiliate thereof, and as to an action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, and administrators of the Indemnitee.

(d) Insurance. The Company may purchase and maintain insurance on behalf of the Board of Managers and such other Persons as the Board of Managers shall determine against any liability that may be asserted against or expense that may be incurred by such Persons in connection with the offering of interests in the Company or the business or activities of the Company, regardless of whether the Company would have the power to indemnify such Persons against such liability under the provisions of this Agreement.

(e) Effect of Interest in Transaction. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.04 or otherwise by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted or not expressly prohibited by the terms of this Agreement.

(f) No Third Party Rights. The provisions of this Section 7.04 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

ARTICLE VIII

DEADLOCK

8.01 Deadlock

(a) Occurrence of Deadlock. A “Deadlock” shall occur where all of the following steps have been taken:

(i) First, a Member (the “Proposing Member”) delivers to the other Member (the “Non-Proposing Member”) a Deadlock Meeting Notice (as defined below) at least ten (10) days prior to a proposed meeting (a “Deadlock Meeting”);

(ii) Second, in the event that a Person authorized to act on behalf of the Non-Proposing Member does not attend the first Deadlock Meeting called pursuant to subsection (i) above, then the Proposing Member shall send a second Deadlock Meeting Notice at least ten (10) days prior to a second proposed Deadlock Meeting;

(iii) Third, in the event that either (A) the Non-Proposing Member does not attend two or more Deadlock Meetings regarding the same Proposals in connection with which Deadlock Meeting Notices were delivered or (B) Persons authorized to act on behalf of all Members attend a Deadlock Meeting and the Proposals are not approved in writing by all of the Members or withdrawn in writing by the Proposing Member (an “Unresolved Proposal”), then during the thirty day (30) period following the occurrence of such Unresolved Proposal (the (“CEO Meeting Period”), the chief executive officers of each Member shall meet and make a good faith effort to resolve the Unresolved Proposal (the “CEO Meeting”);

(iv) Fourth, in the event that either (A) the CEO Meeting has occurred and the Unresolved Proposal has not been withdrawn in writing by the Proposing Member or approved in writing by all the Members or (B) during the CEO Meeting Period the CEO Meeting does not occur and the Unresolved Proposal has not been withdrawn in writing by the Proposing Member or approved in writing by all the Members, and after which a written notice (the “Deadlock Notice”) has been provided by the Proposing Member to the Non-Proposing Member (prior to sixty (60) days following the earlier of the CEO Meeting and the end of the CEO Meeting Period), and such Unresolved Proposal has not been withdrawn in writing by the Proposing Member or approved in writing by all the Members during the thirty (30) days following the date of the Deadlock Notice.

A “Deadlock Meeting Notice” shall (A) provide a brief summary of one or more proposals with respect to the Company (the “Proposals”) to be considered, (B) indicate that if the Proposal is not resolved, the Proposals may be the basis for a Deadlock, (C) provide the date, time and location for the Deadlock Meeting and (D) provide the Non-Proposing Member with the option to attend such meeting via teleconference and include the information necessary to attend such meeting via teleconference. The “Deadlock Notice” shall include a summary of the Proposals and the first date (and, if applicable, second date) on which the requisite vote to approve such action was not received.

(b) Resolution of Deadlock.

(i) At any time between commencement of the CEO Meeting Period and thirty (30) days after the occurrence of Deadlock, the Member that sent the Deadlock Notice (the “First Member”) may serve a written notice requesting the determination of the Deadlock Offer Price, and the Parties will then determine the Deadlock Offer Price in accordance with Section 8.01(c) below and as set forth in the definition of “Fair Market Value” below.

(ii) The First Member may, at any time during the ten (10) days following the later to occur of Deadlock or determination of the Deadlock Offer Price, serve a written notice (the “Offer Notice”) of its offer to purchase the entire Company Interest and Percentage Interest of the other Member (the “Second Member”) for the price provided for in Section 8.01(c) below (the “Deadlock Offer Price”). Such offer contained in the Offer Notice shall lapse forty-five (45) days after the Offer Notice is delivered to the Second Member.

(iii) If the offer contained in the Offer Notice is not accepted before it lapses, the Second Member will be deemed to have served an Offer Notice to the First Member indicating the Second Member’s offer to purchase the First Member’s entire Company Interests and Percentage Interest at the Deadlock Offer Price, and the First Member shall be deemed to have accepted such offer at the end of the forty-five (45) day period after the Offer Notice was delivered to the Second Member under (i) above.

(iv) Any sale of Company Interests and Percentage Interest pursuant to this Section 8.01(b) shall be effective within thirty (30) days of the date of acceptance or deemed acceptance and the Member acquiring Company Interests and Percentage Interest from the selling Member shall deliver and pay to such selling Member (in U.S. Dollars) the Deadlock Offer Price for such Company Interests and Percentage Interest pursuant to this Section 8.01(b) and the selling Member shall deliver to the purchasing Member evidence of receipt of such payment and evidence of sale of such Company Interests as is reasonably satisfactory to the purchasing Member, and the Company shall pay any amount due under Section 5.07(d).

(v) Offer Notice. The Offer Notice shall identify the matter pursuant to which a Deadlock has been reached, a summary of the pertinent dates relating to such Deadlock and an indication of the First Member’s offer to purchase the Second Member’s Company Interests and Percentage Interest.

(c) Valuation of Company Interest. The “Deadlock Offer Price” shall be equal to the Fair Market Value of the Company Interests and Percentage Interest being purchased by one Member from the other Member under Section 8.01(b) above, provided that if any Member or any Affiliate thereof is in breach of any of its agreements with or obligations towards the Company, then the Fair Market Value shall be adjusted in a manner which would neutralize the effect of any such breach on the Fair Market Value (i.e., the Fair Market Value will be increased accordingly in case such Member is selling its interest in the Company and the other Member is in breach and decreased accordingly if it is selling its interests in the Company and such Member is in breach).

ARTICLE IX

BANK ACCOUNTS; BOOKS AND RECORDS;

STATEMENTS; TAXES; FISCAL YEAR

9.01 Bank Accounts

All funds of the Company shall be deposited in its name in such checking and savings accounts, time deposits, certificates of deposit or other accounts (the “Bank Accounts”) at such banks as shall be designated by the Board of Managers from time to time, and the Board of Managers shall arrange for the appropriate conduct of such account or accounts.

9.02 Books and Records

The Board of Managers shall keep, or cause to be kept, accurate, full and complete books and accounts showing assets, liabilities, income, operations, transactions and the financial condition of the Company. Such books and accounts shall be prepared on the accrual basis of accounting. Any Member or its designee shall have access thereto at any reasonable time during regular business hours and shall have the right to copy said records at its expense.

9.03 Financial Statements and Information

(a) Preparation in Accordance with Generally Accepted Accounting Principles. All financial statements prepared pursuant to this Section 9.03 shall present fairly the financial position and operating results of the Company and shall be prepared in accordance with generally accepted accounting principles on the accrual basis for each Fiscal Year of the Company during the term of this Agreement.

(b) Unaudited Quarterly Financial Statements. Within twenty (20) days after the end of each quarterly period (the “Fiscal Quarter”) of each Fiscal Year, commencing with the first Fiscal Quarter after the date of this Agreement, the Board of Managers shall prepare and submit or cause to be prepared and submitted to the Members an unaudited statement of profit and loss for the Company for such Fiscal Quarter and an unaudited balance sheet of the Company dated as of the end of such Fiscal Quarter, in each case prepared in accordance with generally accepted accounting principles consistently applied.

(c) Audited Annual Financial Statements. Within sixty (60) days after the end of each Fiscal Year during the term of this Agreement, the Board of Managers shall prepare and submit or cause to be prepared and submitted to the Members an audited balance sheet, together with audited statements of profit and loss, Members’ equity and changes in financial position for the Company during such Fiscal Year (the “Audited Financial Statements”).

(d) Other Reports. The Board of Managers shall provide to the Members such other reports and information concerning the business and affairs of the Company as may be required by the Delaware LLC Act or by any other law or regulation of any regulatory body applicable to the Company.

9.04 Accounting Decisions

All decisions as to accounting matters, except as specifically provided to the contrary herein, shall be made by the Board of Managers.

9.05 Where Maintained

The books, accounts and records of the Company at all times shall be maintained at the Company’s principal office.

9.06 Fiscal Year

The fiscal year of the Company for financial, accounting, Federal, state and local income tax purposes shall initially be the fiscal year commencing on January 1 and ending on December 31 (the “Fiscal Year”). The Board of Managers shall have authority to change the beginning and ending dates of the Fiscal Year if the Board of Managers, in its sole and absolute discretion, deems such change to be necessary or appropriate to the business of the Company, and shall give written notice of any such change to the Members within thirty (30) days after the occurrence thereof.

ARTICLE X

TRANSFERS AND CONVERSION OF COMPANY INTERESTS

AND THE ADDITION, SUBSTITUTION

AND WITHDRAWAL OF MEMBERS

10.01 Transfer of Company Interests

(a) Definition of Transfer. The term “transfer,” when used in this Article X with respect to a Company Interest or Percentage Interest, shall include any direct or indirect sale, assignment, gift, pledge, hypothecation, mortgage, exchange, transfer or other disposition, disposal or delivery to a party which is not (directly or indirectly) wholly-owned by Point Blank or FMS; except that such term shall not include any pledge, mortgage or hypothecation of or granting of a security interest in a Company Interest or Percentage Interest in connection with any financing obtained on behalf of the Company. Notwithstanding the foregoing and for the avoidance of any doubt, a Change of Control in FMS or in Point Blank shall not be considered as a “transfer” for purposes of this Article 10.

(b) Notwithstanding any other provision in this Agreement (including, but not limited to, the restrictions on transfer contained in Section 10.02 below), PBSS shall be entitled to pledge, directly or indirectly, its Company Interests and Percentage Interest to, and otherwise grant a lien and security interest in its Company Interests and Percentage Interests and all of its right, title and interest under this Agreement in favor of, PBSS’s and/or Point Blank’s lenders (or an agent on behalf of such lenders) without any further consents, approvals or actions required by such lenders (or agent), any Member, the Company or any other person under this Agreement or otherwise, provided such pledgee provides the Company, prior to the grant of such pledge, with a written acknowledgement of Section 10.04(iii). So long as any such pledge of or security interest in any PBSS Company Interest and Percentage Interest is in effect, no consent of the Company or any Member shall be required to permit a pledgee thereof to be substituted for PBSS under this Agreement upon the exercise of such pledgee’s rights with respect to such Company Interests and Percentage Interests. As of the date hereof, PBSS has indirectly pledged its Company Interests and Percentage Interests to LaSalle Business Credit, LLC, as agent (in such capacity, together with its successors, assigns and designated agents, the “Agent”) on behalf of itself and various lenders from time to time party to certain financing documents with the Point Blank and PBSS. Upon the exercise of the Agent’s rights in respect of such pledge and security interest, the Agent, or any purchaser of PBSS’s Company Interests and Percentage Interests from the Agent, shall be substituted for PBSS as a Member under this Agreement, and such substituted Member shall have all rights and powers as a Member under this Agreement. So long as any pledge of PBSS’s Company Interests and Percentage Interests is in effect, this provision shall inure to the benefit of such pledgee and its successors, assigns and designated agents, as an intended third-party beneficiary, and no amendment, modification or waiver of, or consent with respect to this provision shall in any event be effective without the prior written consent of such pledgee.

(c) Void Transfers. No Company Interest or Percentage Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article X. Any transfer or purported transfer of any Company Interest or Percentage Interest not made in accordance with this Article X shall be void ab initio.

10.02 Restrictions on Transfers

(a) Consent Required. No Member may transfer all or any portion of its Company Interest or Percentage Interest without the express written consent of the nontransferring Member, except a transfer occurring after the fourth anniversary of the Effective Date of all, but not less than all, of such Member’s Company Interest and Percentage Interest, and provided that such transfer is to a transferee who is not engaged in the business of designing, developing, manufacturing, or selling in the U.S. woven fabric for use in soft body armor in the U.S. or who sells soft body armor in the U.S., which transfer is made in accordance with and subject to the terms of Section 10.03.

(b) Substitution. Any transferee of a Company Interest shall become a substituted Member upon (i) transfer of Company Interests and Percentage Interest in compliance with Section 10.03 or (ii) the express written consent of the nontransferring Members in the exercise of their sole and absolute discretion; and (A) the transferee agreeing to be bound by all the terms and conditions of the Certificate and this Agreement and all other agreements between the Members relating to the Company as then in effect; and (B) receipt of any necessary regulatory approvals. Unless and until a transferee is admitted as a substituted Member, the transferee shall have no right to exercise any of the powers, rights, and privileges of a Member hereunder. A Member who has transferred its Company Interest and Percentage Interest shall cease to be a Member upon transfer of such Member’s entire Company Interest and Percentage Interest and thereafter shall have no further powers, rights, and privileges as a Member hereunder except as provided in Section 7.05.

(c) Dealing with Members. The Company, each Member, the Board of Managers, the Production Manager, the Controller, and any other Person or Persons having business with the Company need deal only with Members who are admitted as Members or as substituted Members of the Company, and they shall not be required to deal with any other Person by reason of transfer by a Member or by reason of the death of a Member, except as otherwise provided in this Agreement. In the absence of the substitution (as provided herein) of a Member for a transferring or a deceased Member, any payment to a Member or to a Member’s executors or administrators shall acquit the Company and the Board of Managers of all liability to any other Persons who may be interested in such payment by reason of an assignment by, or the death of, such Member.

10.03 Right of First Refusal

(a) If at any time after the fourth anniversary of the Effective Date, a Member (the “Offering Member”) desires to effect a transfer of all, but not less than all, of its Company Interests and Percentage Interest and the Offering Member receives from or otherwise negotiates with a third party that is not an Affiliate of the Offering Member (a “Third Party”) a bona fide offer (an “Offer”) for the transfer of all such Company Interests and Percentage Interest (whether for cash, securities or a combination of both), the Offering Member shall serve the other Member (the “Offer Recipient”) with written notice of such Offer (the “First Refusal Offer Notice”), identifying the Third Party making the Offer, the Company Interests and Percentage Interest covered by the Offer (the “Offered Interests”), the price at which such transfer is proposed to be made (the “Offer Price”), and the other material terms and conditions of the proposed transfer. In the event any portion of the purchase price of the Company Interests and Percentage Interest to be paid by the proposed purchaser is to be paid in non-cash consideration, the value of any such noncash consideration shall be the Fair Market Value thereof.

(b) Upon receipt of the First Refusal Offer Notice, the Offer Recipient shall have the option to purchase at the Offer Price all, but not less than all, of the Offered

Interests (the “First Offer”). The Offer Recipient shall, within fifteen (15) days from receipt of the First Refusal Offer Notice (the “Offer Period”), indicate to the Offering Member whether it has accepted the First Offer, by sending irrevocable written notice of such acceptance (an “Acceptance Notice”) to the Offering Member.

(c) If effective acceptances shall not have been received from the Offer Recipient pursuant to Sections 10.03(b), then the Offering Member may, at its election, either (i) transfer the Offered Interests to the Third Party purchaser referred to in Section 10.03(a) or (ii) rescind the First Refusal Offer Notice, which rescission shall be effected by notice in writing delivered to the Offer Recipient within ten (10) days after the expiration of the Offer Period, and keep all, but not less than all, of the Offered Interests. In the event that the Offering Member elects to sell all, but not less than all, of Offered Interests pursuant to clause (i) of this Section 10.03(c), the Third Party purchasing the Offered Interests must purchase such Offered Interests no more than sixty (60) days (or longer, if the HSR Act so requires) after the expiration of the Offer Period strictly in accordance with the terms and conditions of the First Refusal Offer Notice.

(d) In the event that the Offering Member shall not have transferred all of the Offered Interests within sixty (60) days (or longer, if the HSR Act so requires) after the expiration of the Offer Period, then the provisions of this Section 10.03 shall again apply, and such Offering Member shall not thereafter transfer or offer to transfer such Company Interests without again complying with this Section 10.03.

10.04 Bankruptcy, Dissolution or Liquidation of a Member

(a) In the event:

(i) of (A) the entry of a decree or order for relief of a Member by a court of competent jurisdiction in any involuntary case involving the Member under any bankruptcy, insolvency or other similar law now or hereafter in effect; (B) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent for the Member or for any substantial part of the Member’s assets or property; (C) the ordering of the winding up or liquidation of the Member’s affairs; (D) the filing with respect to the Member of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of ninety (90) days or which is dismissed or suspended pursuant to Section 305 of the Federal Bankruptcy Code (or any corresponding provision of any future United States bankruptcy law); (E) the commencement by the Member of a voluntary case under any bankruptcy, insolvency or other similar law now or hereafter in effect; (F) the consent by the Member to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar agent for the Member or for any substantial part of the Member’s assets or property; (G) the making by the Member of any general assignment for the benefit of creditors; or (H) the failure by the Member generally to pay its debts as such debts become due;

(ii) of the voluntary or involuntary dissolution or liquidation of a Member; then, in any such event, the other Member (the “Continuing Member”) shall (i) have the right to purchase the entire Company Interest and Percentage Interest of the first Member (the “Withdrawing Member”) for an amount in U.S. Dollars equal to the total Capital Account of such Withdrawing Member, plus [***] per annum on such Capital Contributions calculated for each Capital Contribution from the date it was made by the Withdrawing Member; provided that in connection with, or prior to, such purchase by the Continuing Member of the Withdrawing Member’s Company Interest and Percentage Interest, the Company shall repay any and all amounts outstanding under any loans or advances made by the Withdrawing Member to the Company (including, but not limited to, any amounts outstanding under any Initial Loans, any Additional Contribution Promissory Note and any other advance or loan made pursuant to Section 5.07 hereof), or (ii) at the option of the Continuing Member, cause a dissolution of the LLC and the Board of Managers shall liquidate the LLC in accordance with the terms hereof. The rights of the Continuing Member shall become exercisable as of the date of any such event and shall be exercisable, within sixty (60) days after the Continuing Member receives notice of such event; or

(iii) a pledgee or Agent of any PBSS Company Interest and Percentage Interest is substituted for PBSS pursuant to Section 10.01(b) of this Agreement, FMSS shall (i) have the right to purchase such PBSS Company Interest and Percentage Interest for an amount in U.S. Dollars equal to the total Capital Account of PBSS, plus six percent (6%) per annum on such Capital Contributions calculated for each Capital Contribution from the date it was made by PBSS; provided that in connection with, or prior to, such purchase by FMSS of PBSS’s Company Interest and Percentage Interest, the Company shall repay any and all amounts outstanding under any loans or advances made by PBSS to the Company (including, but not limited to, any amounts outstanding under any Initial Loans, any Additional Contribution Promissory Note and any other advance or loan made pursuant to Section 5.07 hereof), or (ii) at the option of FMSS, cause a dissolution of the LLC and the Board of Managers shall liquidate the LLC in accordance with the terms hereof. The rights of FMSS pursuant to this Subsection 10.04(a)(iii) shall become exercisable as of the date of any such event and shall be exercisable, within sixty (60) days after FMSS receives notice of such event.

10.05 Call Right

(a) Call Rights.

(i) In the event that FMSS, its Affiliate or successor undergoes a Change in Control resulting in FMSS or its successor (holding its Company Interest or Percentage Interest) being directly or indirectly Controlled by a Person that is a Direct Competitor of PBSS (as defined on Addendum C), or which subsequently becomes a Direct Competitor of PBSS, then in each such event PBSS, its Affiliate or successor may, at its election, purchase all, but not less than all, of FMSS’s, its Affiliate’s or successor’s Company Interests and Percentage Interests (the “PBSS COC Call Right”) for [***]. If FMSS, its Affiliate or successor has undergone a Change of Control resulting in FMSS being

Controlled by a Direct Competitor of PBSS as aforesaid, it shall notify in writing PBSS within five (5) days after it undergoes such Change of Control. In addition: (i) in the event that PBSS, its Affiliate or successor undergoes a Change in Control resulting in PBSS or its successor (holding its Company Interest or Percentage Interest) being directly or indirectly Controlled by a Person that is a Direct Competitor of FMSS (as defined on Addendum C), or which subsequently becomes a Direct Competitor of FMSS, then in each such event FMSS, its Affiliate or successor may, at its election, purchase all, but not less than all, of PBSS’s, its Affiliate’s or successor’s Company Interests and Percentage Interests (the “FMSS COC Call Right”) for [***]. If PBSS, its Affiliate or successor has undergone a Change of Control resulting in PBSS being Controlled by a Direct Competitor of FMSS as aforesaid, it shall notify in writing FMSS within five (5) days after it undergoes such Change of Control; (ii) in the event that Point Blank or any of its Affiliates sells or otherwise transfer or dispose of (including by way of grant of an exclusive license) a significant portion of its assets used in its business of manufacturing and marketing soft protective body armor, resulting in a significant decrease (i.e., a decrease of more than [***]) in Point Blanks’ annual need for the Products (as defined in the Supply Agreement), then FMSS, its Affiliate or successor may, at its election, purchase all, but not less than all, of PBSS’s, its Affiliate’s or successor’s Company Interests and Percentage Interests (the “FMSS Asset Sale Call Right”) for [***], and (iii) in the event that, at any time during the term of the Supply Agreement, Point Blank is unable to [***] as a result of [***] then FMSS, its Affiliate or successor may, at its election, purchase all, but not less than all, of PBSS’s, its Affiliate’s or successor’s Company Interests and Percentage Interests [***] for a sum equal to [***]

(ii) In the event that FMSS or any other Company controlled by FMS or any of their respective successors, assigns or transferees of all or substantially all of their respective assets, that become a Member of the Company (the “FMSS Party”), engage in the manufacturing in the U.S. of woven fabric for use in soft body armor for sale in the U.S., then PBSS, may, at its election, purchase all, but not less than all, of FMSS’s Company Interests and Percentage Interests (the “PBSS Competitor Call Right,”) for [***]. FMSS, or its successor and assigns (as applicable), shall notify in writing PBSS, or its successors and assigns (as applicable), within five (5) days after the occurrence of any of the events described in this Subsection (ii).

The PBSS COC Call Right, PBSS Competitor Call Right, FMSS COC Call Right, the FMSS Asset Sale Call Right, and the [***], may each be referred to herein as a “Call Right”.

(b) Procedure. If a Member that has the right to exercise a Call Right (the “Purchasing Member”) desires to exercise such Call Right, then the Purchasing Member shall provide written notice (the “Call Exercise Notice”) to the other Member (the “Selling Member”), by no later than thirty (30) days after he receives notice regarding its Call Right from the other Member, stating that it desires to purchase all (but not less than all) of such Selling Member’s Company Interests and Percentage Interest. The purchase price determined above shall, be paid by the Purchasing Member to the Selling Member in cash or other immediately available funds and the consummation of the transfer of

Company Interests and Percentage Interest by the Selling Member to the Purchasing Member shall occur within thirty (30) days after the Selling Member receives the Call Exercise Notice, provided that the Selling Member does not dispute the Purchasing Member’s claim that the Purchasing Member has an exercisable Call Right, or if such right is disputed, then as soon as such dispute is finally resolved and determined in accordance with Section 14.17 below.

10.06 No Right to Withdraw

No Member shall have any right to resign or otherwise withdraw from the Company without the express written consent of all the other Members.

ARTICLE XI

DISSOLUTION AND LIQUIDATION

11.01 Events Causing Dissolution

(a) Dissolution. The Company shall be dissolved and its affairs wound up only upon the occurrence of any of the following events:

(i) the unanimous consent in writing to dissolve and wind up the affairs of the Company by all of the Members;

(ii) the sale or other disposition by the Company of all or substantially all of the Company Assets and the collection of all amounts derived from any such sale or other disposition, including all amounts payable to the Company under any promissory notes or other evidences of indebtedness taken by the Company and the satisfaction of contingent liabilities of the Company in connection with such sale or other disposition (unless the Members shall elect to distribute such indebtedness to the Members in liquidation); or

(iii) the occurrence of any event that, under the Delaware LLC Act, would cause the dissolution of the Company or that would make it unlawful for the business of the LCC to be continued.

(iv) Upon the written notice to the Board of Managers requesting such dissolution provided by a Nonbreaching Member (as defined below) in case the Breaching Member fails to cure its material breach of this Agreement within thirty (30) days from its receipt of a Notice of Breach (as defined below), provided, however that if the Breaching Member disputes the claim that it is in material breach of this Agreement, then this right of the Nonbreaching Member to dissolve the Company shall apply only if such dispute is finally resolved and determined in accordance with Section 14.17 below in favor of the Nonbreaching Party (so that the arbitrators determine that the Breaching Member has indeed breached the Agreement), and only if the Breaching Member failed to cure such breach within thirty (30) days following the resolution of such dispute as aforesaid.

(b) Default. If a Member (a “Breaching Member”) fails to perform any of its material obligations under this agreement (a “Breach”) then the other Member (a “Nonbreaching Member”), shall have the right to give the Breaching Member notice (a “Notice of Breach”). The Notice of Breach shall set forth the nature of the obligations which the Breaching Member has failed to perform. If the Breaching Member fails to cure the Breach within thirty (30) days, and the Nonbreaching Member has given Notice of Breach in compliance with this section, the Nonbreaching Member may cause the determination of Fair Market Value and purchase the Breaching Member’s entire Company Interest and Percentage Interests at a price equal to the Fair Market Value of such interest. The rights of the Nonbreaching Members to purchase the Breaching Member’s interest shall be exercised, if at all, within sixty (60) days after (x) the determination of Fair Market Value, provided, however that if the Breaching Member disputes the claim that it is in material breach of this Agreement, then the right of the Nonbreaching Member to purchase the Breaching Member’s interest in the Company shall apply only if such dispute is finally resolved and determined in accordance with Section 14.17 below in favor of the Nonbreaching Party (so that the arbitrators determine that the Breaching Member has indeed breached the Agreement), and only if the Breaching Member failed to cure such breach within thirty (30) days following the resolution of such dispute as aforesaid. The fees of any and all Appraisers used to determine Fair Market Value under this Section 11.01(b) shall be borne by the Breaching Member. The rights granted in this Section 11.01(b) above shall not be deemed the exclusive remedy of a Nonbreaching Member, but all other rights and remedies, legal and equitable, shall be available to it.

11.02 Cancellation of Certificate

Upon the dissolution of the Company, the Certificate shall be canceled in accordance with the provisions of Section 18-203 of the Delaware LLC Act, and the Board of Managers (or any other person or entity responsible for winding up the affairs of the Company) shall promptly notify the Members of such dissolution.

11.03 Distributions Upon Dissolution

(a) Upon the dissolution of the Company, the Board of Managers (or any other person or entity responsible for winding up the affairs of the Company) shall proceed without any unnecessary delay to sell or otherwise liquidate the Company Assets and pay or make due provision for the payment of all debts, liabilities and obligations of the Company.

(b) The Board of Managers (or any other person or entity responsible for winding up the affairs of the Company) shall distribute the net liquidation proceeds and any other liquid assets of the Company, after the payment of all debts, liabilities and obligations of the Company (including, without limitation, all amounts owing to a Member under this Agreement or under any agreement between the Company and a Member, the payment of expenses of liquidation of the Company, and the establishment of a reasonable reserve in an amount estimated by the Board of Managers to be sufficient to pay any amounts reasonably anticipated to be required to be paid by the Company, to the Members first, to the Members in the amounts necessary to cause such Members’ Capital Accounts Percentage to be equal to their Percentage Interests, Second, pro rata, in proportion to the positive balances, if any, in their respective Capital Accounts until such Capital Accounts are reduced to zero sums, and, third, pro rata, in accordance with the Members respective Percentage Interests.

11.04 Reasonable Time for Winding Up

A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 11.03 in order to minimize any losses otherwise attendant upon such a winding up.

ARTICLE XII

STANDSTILL AGREEMENT

12.01 Standstill.

PBSS and FMSS agree that during the Restricted Period (as defined below), neither such party nor any Affiliate thereof will, without the prior written consent of the other party:

(a) acquire, offer to acquire, or agree to acquire, or encourage or suggest to any third party that they acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, an aggregate of two and one-half percent (2 1/ 2%) or more (including any such securities held prior to such acquisition by such party or Affiliate of such party) of any voting securities or direct or indirect rights to acquire any voting securities of the other party hereto or its Affiliates (other than the Company);

(b) make, or in any way participate, directly or indirectly, or encourage or suggest to any third party that they make, or in any way participate, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Securities and Exchange Commission), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the other party hereto, or its Affiliates (other than the Company), with respect to (i) any extraordinary transaction, such as a merger, reorganization or liquidation involving such other party hereto, or its Affiliates (other than the Company), (ii) any material change in the present board of directors or management of such other party hereto, or its Affiliates (other than the Company), including, but not limited to, any plans or proposals to change the number or the term of directors, to remove any director or to fill any existing vacancies on the board, or to change any material term of the employment contract of any executive officer, (iii) the opposition of any person nominated by such other party’s, or its Affiliates’ (other than the Company), nominating committees, or (iv) any material change in such other party hereto’s, or its Affiliates’ (other than the Company), capital structure or business;

(c) make any public announcement with respect to any matter described in subparagraphs (a) and (b) above;

(d) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing; or

(e) take any action that could reasonably be expected to require such other party hereto, or its Affiliates (other than the Company), to make a public announcement regarding the possibility of any of the events described in clauses (a) or (b) above.

12.02 Restricted Period

The “Restricted Period” shall commence as of the Effective Date and shall continue until the earliest to occur of:

(a) the mutual written consent of PBSS and FMSS;

(b) the dissolution of the Company in accordance with the terms and conditions of this Agreement; and

(c) twelve (12) months after the transfer by PBSS or FMSS of all, but not less than all, of such party’s Company Interest and Percentage Interest to the other party, or its Affiliates, or a Third Party in accordance with the terms and conditions of the Agreement.

ARTICLE XIII

REPRESENTATIONS AND WARRANTIES

13.01 Representations and Warranties of FMSS

FMSS hereby represents and warrants to the Company and PBSS that:

(a) Organization of FMSS; Power and Authority. FMSS is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. FMSS has all requisite power and authority to own and operate its properties and assets, to execute and deliver this Agreement and all other agreements contemplated hereby, and to carry on its business as presently conducted and as presently proposed to be conducted. FMSS is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties makes such qualification necessary, except for those jurisdictions in which the failure to do so would not have a Material Adverse Effect on FMSS.

(b) Due Authorization. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by FMSS and any required approvals have been obtained except where the failure to obtain such approval would not have a Material Adverse Effect on FMSS.

(c) Binding Obligation. This Agreement has been duly executed and delivered by FMSS and is a valid and binding obligation of FMSS, enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws affecting creditors’ rights generally, and (ii) general principles of equity, including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits on the availability of equitable remedies, whether such principles are considered at law or in equity.

(d) Conflicts. Neither the execution and delivery of this Agreement or any of the agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will: (i) conflict with or violate any provision of the Certificate or operating agreement of FMSS, (ii) conflict with or violate any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against FMSS or (iii) subject to obtaining the consents and waivers set forth in Schedule 13.01(d) hereto, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against FMSS or its assets and properties.

(e) Consents. Other than as set forth in Schedule 13.01(e) hereto, no registration or filing with, or consent or approval of or other action by, any federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by FMSS of this Agreement or any agreement or transaction contemplated by this Agreement.

(g) Securities Representations.

(i) FMSS is purchasing the Company Interests for FMSS’s own account, with the intention of holding the Company Interests for investment, with no present intention of dividing, or allowing others to participate in, this investment, or of reselling, or otherwise participating directly or indirectly in a distribution of, the Company Interests. FMSS will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any of the Company Interests (or solicit any offers to buy or otherwise acquire any of the Company Interests), except in compliance with the Securities Act of 1933, as amended (the “Securities Act”).

(ii) FMSS, by reason of its business and financial experience, declares and confirms that it has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment and is able to bear the economic risk of such investment, including the ability to afford holding the Company Interest for an indefinite period or to afford a complete loss of this investment.

(iii) FMSS understands that no federal or state agency has made any finding or determination regarding the fairness of the offering of the Company Interests for investment, or any recommendation or endorsement of the offering of the Company Interests.

13.02 Representations and Warranties of PBSS

PBSS hereby represents and warrants to the Company and FMSS that:

(a) Organization of PBSS; Power and Authority. PBSS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. PBSS has all requisite power and authority to own and operate its properties and assets, to execute and deliver this Agreement and all other agreements contemplated hereby, and to carry on its business as presently conducted and as presently proposed to be conducted. PBSS is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties makes such qualification necessary, except for those jurisdictions in which the failure to do so would not have a Material Adverse Effect on PBSS.

(b) Due Authorization. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by PBSS.

(c) Binding Obligation. This Agreement has been duly executed and delivered by PBSS and is a valid and binding obligation of PBSS, enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting creditors’ rights generally, and (ii) general principles of equity, including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits on the availability of equitable remedies, whether such principles are considered at law or in equity.

(d) Conflicts. Neither the execution and delivery of this Agreement or any of the agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will: (i) conflict with or violate any provision of the Certificate or operating agreement of PBSS, (ii) conflict with or violate any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against PBSS or (iii) subject to obtaining the consents and waivers set forth in Schedule 13.02(d) hereto, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any mortgage, contract, agreement indenture, will, trust or other instrument which is either binding upon or enforceable against PBSS or its assets and properties.

(e) Consents. Other than as set forth in Schedule 13.02(e) hereto, no registration or filing with, or consent or approval of or other action by, any federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by PBSS of this Agreement or any agreement or transaction contemplated by this Agreement.

(f) Securities Representations.

(i) PBSS is purchasing the Company Interests for PBSS’s own account, with the intention of holding the Company Interests for investment, with no present intention of dividing, or allowing others to participate in, this investment, or of reselling, or otherwise participating directly or indirectly in a distribution of, the Company Interests. PBSS will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any of the Company Interests (or solicit any offers to buy or otherwise acquire any of the Company Interests), except in compliance with the Securities Act.

(ii) PBSS, by reason of its business and financial experience, declares and confirms that it has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment and is able to bear the economic risk of such investment, including the ability to afford holding the Company Interest for an indefinite period or to afford a complete loss of this investment.

(iii) PBSS understands that no federal or state agency has made any finding or determination regarding the fairness of the offering of the Company Interests for investment, or any recommendation or endorsement of the offering of the Company Interests.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.01 Compliance with Delaware LLC Act

Each Member agrees not to take any action or fail to take any action, which, considered alone or in the aggregate with other actions or events, would result in the termination of the Company under the Delaware LLC Act.

14.02 Additional Actions and Documents

Each of the Members hereby agrees to take or cause to be taken such further actions, to execute, acknowledge, deliver and file or cause to be executed, acknowledged, delivered and filed such further documents and instruments, and to use best efforts to obtain such consents, as may be necessary or as may be reasonably requested to fully effectuate the purposes, terms and conditions of this Agreement, whether before, at or after the date of this Agreement.

14.03 Notices

All notices, demands, requests or other communications which may be or are required to be given, served or sent by a Member pursuant to this Agreement shall be in writing and shall be hand delivered (including delivery by courier), mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telex or facsimile transmission, addressed as follows:

If to PBSS:

PBSS, LLC

2102 SW 2nd Street,

Pompano Beach, Florida 33069

United States of America

Attention: Larry R. Ellis

Telephone number: 954-630-0900

Facsimile number: 954-630-0980

With a copy, which shall not constitute notice, to:

Venable LLP

2 Hopkins Plaza, Suite 1800

Baltimore, Maryland 21201

United States of America

Attention: Thomas D. Washburne, Jr.

Telephone number: 410-244-7744

Facsimile: 410-244-7742

If to FMSS:

FMS Enterprises Migun Ltd.

27 Imber Street

Kiryat Arye, Petach Tikva, Israel

Facsimile 972-3-2995414

Attention: Daniel Blum

With a copy, which shall not constitute notice, to:

Meitar Liquornik Geva & Leshem Brandwein, Law Offices

16 Abba Hillel Rd.

Ramat Gan 52506, Israel

Attention: Dr. Israel Leshem

Telephone number: 972-3-6103100

Facsimile 972-3-6103111

Each Member may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent.

Each notice, demand, request or communication which shall be delivered, mailed or transmitted in the manner described above shall be deemed sufficiently given, served, sent or received for all purposes at such time as it is delivered to the addressee (with an affidavit of personal delivery, the return receipt, the delivery receipt or (with respect to a telex) the answer back being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

14.04 Severability

The invalidity of any one or more provisions hereof or of any other agreement or instrument given pursuant to or in connection with this Agreement shall not affect the remaining portions of this Agreement or any such other agreement or instrument or any part thereof, all of which are included subject to the condition that they are held valid in law; and in the event that one or more of the provisions contained herein or therein should be invalid, or should operate to render this Agreement or any such other agreement or instrument invalid, this Agreement and such other agreements and instruments shall be construed as if such invalid provisions had not been inserted.

14.05 Survival

It is the express intention and agreement of the Members that all covenants, agreements, statements, representations, warranties and indemnities made in this Agreement shall survive the execution and delivery of this Agreement.

14.06 Waivers

Neither the waiver by a Member of a breach of or a default under any of the provisions of this Agreement, nor the failure of a Member, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right, remedy or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights, remedies or privileges hereunder.

14.07 Exercise of Rights

No failure or delay on the part of a Member or the Company in exercising any right, power or privilege hereunder and no course of dealing between the Members or between a Member and the Company shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies which a Member or the Company would otherwise have at law or in equity or otherwise.

14.08 Binding Effect

Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the Members and their respective heirs, devises, executors, administrators, legal representatives, successors and assigns.

14.09 Limitation on Benefits of this Agreement

Subject to Section 7.04, it is the explicit intention of the Members that no person or entity other than the Members and the Company is or shall be entitled to bring any action to enforce any provision of this Agreement against any Member or the Company, and that the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the Members (or their respective successors and assigns as permitted hereunder) and the Company.

14.10 Amendment Procedure

Except for adjustments to the Member’s Percentage Interests as a result of purchase of such interest as set forth in this Agreement, this Agreement may only be modified or amended by the unanimous written consent of the Members.

14.11 Entire Agreement

This Agreement contains the entire agreement between the Members with respect to the transactions contemplated herein and the operation of the Company, and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein and therein.

14.12 Pronouns

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or entity may require.

14.13 Headings

Article, Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

14.14 Governing Law; Jurisdiction

This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New York (but not including the choice of law rules thereof). The parties agree to submit to the exclusive jurisdiction and venue of the appropriate State and Federal courts in the State of New York, for purposes of enforcing any arbitration awards under Section 14.17.

14.15 Execution in Counterparts

To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

14.16 Announcements

Except as required by law or applicable stock exchange regulation (including without limitation pursuant to Israeli stock exchange regulations and securities law, neither the Company or any Member shall make any announcement, press release or other public statement relating in any manner to this Agreement, the terms hereof, the relationship of the parties hereto or the Company without first obtaining the consent of the other Member to the disclosure proposed to be made. The Members shall not unreasonably withhold their consent to any request made by a party pursuant to this Section 14.16. The Members shall use their best efforts to consult and coordinate with each other before making any announcement, press release or other public statement relating to the Company as required by law or applicable stock exchange regulation.

14.17 Arbitration

All claims, disputes and other matters in question arising out of, or relating to, this Agreement or the performance thereof, including but not limited to questions as to whether a matter if governed by this arbitration clause, shall be subject to arbitration (provided that this section shall not preclude injunctive relief for claims under Section 7.03) if good faith negotiations among the parties does not resolve such claim, dispute or other matter within 60 days. Such arbitration shall proceed in accordance with the Commercial Arbitration Rules of the American Arbitration Association, unless the parties mutually agree otherwise, and pursuant to the following procedures:

(a) Reasonable discovery shall be allowed in arbitration.

(b) All proceedings before the arbitrators shall be held in New York, New York. The governing law shall be as specified in Section 14.14.

(c) The costs and fees of the arbitration, including attorney’s fees, shall be allocated by the arbitrators.

(d) The award rendered by the arbitrators shall be final and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof.

(e) The existence and resolution of the arbitration shall be kept confidential by the Members in the same manner as confidential information is required to be kept under Confidentiality Agreement, and shall also be kept confidential by the arbitrators.

14.18 Weaving for FMS

As of the Effective Date, the Company agrees to weave, pursuant to FMS’ orders to be submitted to the Company from time to time, up to [***] without charge to FMS and to make such [***] available for pick-up by FMS at the Plant; provided that (i) FMS shall be responsible for delivery of all yarn required by the Company to weave such [***] and delivery of such yarn shall be made not less than [***] and not more than [***] prior to the date on which FMS requests that the Company make the [***] available for delivery to FMS and (ii) the Company shall not be required under this Section 14.18 to weave in excess of [***] pounds in any [***]. The Parties agree and acknowledge that a quantity of [***] pounds of [***] products are on the Effective Date already being produced at the Plant and are and shall remain the sole and exclusive property of FMS, and the Company shall complete, as soon as possible, the manufacture of such products and supply them, free of charge, to FMS.

IN WITNESS WHEREOF, the undersigned have duly executed this Limited Liability Company Agreement or have caused this Limited Liability Company Agreement to be duly executed on their behalf as of the day and year first set forth above.

PBSS

By:	/s/ John C. Siemer
Name:	John C. Siemer
Title:	President

FMSS

By:
Name:
Title:

FMS
(Executed by FMS solely to evidence FMS’s acknowledgement of, and agreement to, the provisions contained in Section 14.18 and the dispute resolution and governing law sections contained herein which shall be applicable to such section)

By:
Name:
Title:

{Signature Page to JV Operating Agreement}

ADDENDUM A

DEFINITIONS

“Adjusted Capital Account Deficit”: With respect to any Member, the deficit balance, if any, in the Member’s Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

(i) the deficit shall be decreased by the amounts which the Member is deemed obligated to restore pursuant to Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) the deficit shall be increased by the items described in Regulation Section 1.704-1(b)(2)(ii)(d)(4),(5), and (6).

“Affiliate”: Any Person directly or indirectly controlling, controlled by, or under common control with the Person in question; if the Person in question is a corporation, any executive officer or director of the Person in question or of any corporation directly or indirectly controlling the Person in question. As used in this definition of “Affiliate”, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement”: This Limited Liability Company Agreement, as it may be further amended or supplemented from time to time.

“Appraiser”: An independent appraiser to be selected from the appraisers listed on Addendum D; provided that in the event that at the time the Members are to choose an Appraiser, the Members cannot agree on an Appraiser provided on Addendum D, then each Member shall alternate in “striking” one appraiser from such list (with the Member that will have the first opportunity to purchase a Company Interest based on the appraisal to be performed having the first “strike”), until only one appraiser remains and such remaining appraiser shall be the Appraiser appointed to perform the current appraisal. Neither Member or its Affiliates shall engage any of the appraisers listed on Addendum D such that a conflict of interest will be created.

“Business Day”: Monday through Friday of each week, except that a legal holiday recognized as such by the Government of the United States shall not be regarded as a Business Day.

“Capital Account Percentage”: The percentage determined by dividing the dollar value of a Member’s Capital Account by the aggregate total dollar value of all Member’s Capital Accounts.

“Capital Commitment”: For each of PBSS and FMSS the Capital Commitments shall be Two-Hundred-Fifty Thousand Dollars ($250,000).

“Capital Contribution”: Any property (including cash) contributed to the Company by or on behalf of a Member.

“Certificate”: The Certificate of Formation of the Company, and any and all amendments thereto, filed on behalf of the Company with the Recording Office as required under the Delaware LLC Act.

“Change of Control”: A change in the Person that has direct or indirect Control of a Person.

“Code”: The Internal Revenue Code of 1986, as in effect and hereafter amended. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Company Assets”: All assets and property, whether tangible or intangible and whether real, personal, or mixed, at any time owned by or held for the benefit of the Company.

“Company Interest”: As to any Member, all of the interest of that Member in the Company, including, without limitation (i) such Member’s ownership and equity interest in the Company, (ii) such Member’s right to a distributive share of the income, gain, losses and deductions of the Company in accordance with this Agreement, and (iii) such Member’s right to a distributive share of Company Assets.

“Control”: Control includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Delaware LLC Act”: The Delaware Limited Liability Company Act, as amended from time to time.

“Event of Default”: As defined in Section 5.04.

“Fair Market Value”: With respect to any property or asset, the dollar value of the property or asset determined (i) by mutual agreement of the Members, or (ii) if the Members cannot so agree within twenty (20) days after one Member first proposes in writing to the other Member that Fair Market Value be determined, by an independent Appraiser. The Appraiser’s determination of Fair Market Value of applicable Company Interests and Percentage Interests shall be made (i) by averaging the appraised value using each of the following three methods of appraisal (A) market value, (B) book value (determined in accordance with GAAP as a “going concern”) and (C) discounted cash flows, assuming, if the Supply Agreement is in effect, that the Supply Agreement will continue through and until the expiration of the Initial Term or Extended Term (as defined in the Supply Agreement) then in effect and (ii), treating the amounts of any then existing Member Loans (other than any Member’s Excess Loan Amount, which will be treated as debt payable pursuant to Section 5.07(d) above) as though such amounts are Capital Contributions. The Appraiser’s appraisal shall constitute a final determination of Fair Market Value of the property or asset and shall be binding upon the Members.

“FMS”: means FMS Enterprises Migun Ltd., a limited liability company organized under the laws of the State of Israel.

“GAAP”: Generally accepted accounting principles in the United States of America.

“HSR Act”: The United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Initial Budget”: The Initial Budget, attached hereto as Addendum B.

“Intellectual Property”: Means (i) inventions, improvements, discoveries, know how, concepts and ideas, whether patentable or not; (ii) patents, revalidations, industrial designs, industrial models and utility models, design patent rights, patent applications (including reissues, continuations, divisions, continuations-in-part and extensions) and patent disclosures; (iii) trade secrets and proprietary or confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; (iv) copyrights, copyright registrations and applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof and any moral rights existing in connection therewith; and (v) all other intellectual property or industrial property rights recognized anywhere.

“Manager”: Any member of the Board of Managers.

“Member”: PBSS and FMSS and any other Person who shall in the future execute and deliver this Agreement pursuant to the provisions hereof.

“Member Loan”: All outstanding loans and accrued interest owed by the Company to a Member.

“Member Loan Nonrecourse Deductions”: Any Company deduction that would be Nonrecourse Deductions if they were not attributable to a loan made or guaranteed by a Member within the meaning of Regulation Section 1.704-2(i).

“Minimum Gain”: The meaning set forth in Regulation Section 1.704-2(d). Minimum Gain shall be computed separately for each Member in a manner consistent with the Regulations under Code Section 704(b).

“Net Income and Net Loss”. means, for each taxable year of the Company (or other period for which Net Income or Net Loss must be computed) the Company’s taxable income or loss determined in accordance with Code Section 703(a), with the following adjustments:

(a) all items of income, gain, loss, deduction, or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in computing taxable income or loss;

(b) any tax-exempt income of the Company, not otherwise taken into account in computing Net Income or Net Loss, shall be included in computing taxable income or loss;

(c) any expenditures of the Company described in Code Section 705(a)(2)(B) (or treated as such pursuant to Regulation Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in Net Income or Net Loss, shall be subtracted from Net Income or Net Loss;

(d) gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the adjusted book value of the property disposed of, notwithstanding the fact that the adjusted book value differs from the adjusted basis of the property for federal income tax purposes;

(e) in lieu of the depreciation, amortization, or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account the depreciation computed based upon the adjusted book value of the asset; and

(f) notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 6.04(b) hereof shall not be taken into account in computing Net Income or Net Loss.

“Nonrecourse Liability”: Any liability of the Company with respect to which no Member or no Person related to a Member has personal liability determined in accordance with Code Section 752 and the Regulations promulgated thereunder.

“Nonrecourse Deductions”: The meaning set forth in Regulation Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a taxable year of the Company equals the net increase, if any, in the amount of Minimum Gain during that taxable year, determined according to the provisions of Regulation Section 1.704-2(c).

“Percentage Interest”: The percentage the Company Interest owned by each Member constitutes out of the total Company Interests owned by all Members (i.e., which together constitute 100% of the ownership, equity and other interests in the Company). The Percentage Interest of each of PBSS and FMSS is 50% (as may be amended in accordance with the terms of this Agreement).

“Person”: Any individual, corporation, association, partnership, limited liability company, joint venture, trust, estate, or other entity or organization.

“Point Blank”: means Point Blank Solutions, Inc., a Delaware corporation.

“Prime”: LaSalle Bank National Association (Chicago, Illinois) publicly announced prime rate in effect from time to time.

“Recording Office”: The office of the Secretary of State of the State of Delaware.

“Regulation”: The income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“Remaining Capital Commitment”: As to each Member, on any date, the amount equal to the positive excess, if any, of (a) such Member’s Capital Commitment, over (b) such Member’s aggregate Capital Contributions (excluding and disregarding for purposes of determining the amount in (b), such Member’s respective Initial Contributions made by such Member to the Company in accordance with the provisions of Section 5.01).

“Supply Agreement”: That certain Supply Agreement made by and between the Company and Point Blank dated March 18, 2008.

“Tax Matters Partner”: That person required by Section 6231(a)(7) of the Code.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptance Notice	10.03	(b)
Acting Member	7.01	(c)(iii)
Additional Capital Contributions	5.03
Additional Contribution Promissory Note	5.04	(b)
Annual Budget	7.01	(e)(iv)
Approved Budget	7.01	(e)(iv)
Audited Financial Statements	9.03	(c)
Available Cash	6.03
Bank Accounts	9.01
Board of Managers	7.01	(a)
Breach	11.01	(b)
Breaching Member	11.01	(b)
Business	Preamble
Call Exercise Notice	10.05	(b)
Call Right	10.05	(a)(iv)
Capital Account	5.05	(a)
Capital Investment Loans	5.07	(c)
CEO Meeting	8.01	(a)(iii)
CEO Meeting Period	8.01	(a)(iii)
Company	Preamble
Continuing Member	10.04	(a)(ii)
Controller	7.02	(b)
Deadlock	8.01
Deadlock Meeting	8.01	(a)(i)
Deadlock Meeting Notice	8.01	(a)
Deadlock Notice	8.01	(a)(iv)
Deadlock Offer Price	8.01	(c)
Default Amount	5.04	(a)
Default Call Right	10.05	(a)
Defaulting Member	5.04	(a)
Distributions	6.03	(e)

Drawdown	5.02	(a)(i)
Effective Date	Preamble
Event of Default	5.04	(a)
First Member	8.01	(b)(i)
First Offer	10.03	(b)
First Refusal Offer Notice	10.03	(a)
Fiscal Quarter	9.03	(b)
Fiscal Year	9.06
FMSS	Preamble
FMSS COC Call Right	10.05	(a)(ii)
FMSS Initial Cash Contribution	5.01	(a)
FMSS Initial Loan	5.07	(a)(i)
FMSS Intellectual Property	13.01	(e)
FMSS Party	10.05	(a)(iii)
Funding Notice	5.02	(a)(i)
Indemnitee	7.04	(a)
Initial Contribution	5.01
Initial Loan	5.07	(a)
Liens	5.01	(a)
Member Dispute	7.01	(c)(iii)
Meeting Notice	7.01	(c)(iii)
Nonbreaching Member	11.01	(b)
Non-Competitor Call Right	10.05	(a)(iv)
Non-Defaulting Member	5.04	(b)
Non-Proposing Member	8.01	(a)(i)
Notice of Breach	11.01	(b)
Offer	10.03	(a)
Offer Notice	8.01	(b)(ii)
Offer Period	10.03	(b)
Offer Price	10.03	(a)
Offer Recipient	10.03	(a)
Offered Interests	10.03	(a)
Offering Member	10.03	(a)
PBSS	Preamble
PBSS Call Rights	10.05	(a)(iii)
PBSS COC Call Right	10.05	(a)(ii)
PBSS Competitor Call Right	10.05	(a)(iii)
PBSS Initial Cash Contribution	5.01	(b)
PBSS Initial Loan	5.07	(a)(iii)
Production Manager	7.02	(c)
Products	7.01	(e)(ix)
Proposals	8.01	(a)
Proposing Member	8.01	(a)(i)
Purchasing Member	10.05	(b)
Restricted Period	12.02
Second Member	8.01	(b)(ii)

Securities Act	13.01	(g)(i)
Selling Member	10.05	(b)
Term	10.05	(a)(ii)
Third Party	10.03	(a)
Unresolved Proposal	8.01	(a)(iii)
Withdrawing Member	10.04	(a)(ii)

ADDENDUM B

INITIAL BUDGET

[***]

B-1

ADDENDUM C

DIRECT COMPETITORS

[***]

C-1

ADDENDUM D

APPRAISERS

[***]

D-1